FOR IMMEDIATE RELEASE

Harley-Davidson Delivers First Quarter Financial Results

MILWAUKEE (May 1, 2025) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”), (NYSE: HOG) today reported first quarter 2025 results.

“Our first quarter results were ahead of our expectations in many areas, while retail sales in the U.S. came in softer than anticipated. We remain focused on navigating the challenging economic and tariff environment, through diligent execution of our cost productivity measures, supply chain mitigation, tight operating expense control and reducing dealer inventory. In addition, we remain committed to driving retail sales through increased marketing initiatives as we enter the riding season,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson.
First Quarter 2025 Highlights and Results
•Delivered diluted EPS of $1.07
•HDMC operating income margin of 10.8 percent
•HDFS operating income margin of 26.1 percent
•Global motorcycle retail sales down 21 percent year-over-year, driven by a volatile macroeconomic environment and overall consumer uncertainty
•HDMC revenue down 27 percent year-over-year, primarily due to a planned decrease in motorcycle shipments
•Repurchased $87 million of shares (3.4 million shares) on a discretionary basis

First Quarter 2025 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	1st quarter
	2025	2024	Change
Revenue	$1,329	$1,730	-23%
Operating Income	$160	$263	-39%
Net Income Attributable to HDI	$133	$235	-43%
Diluted EPS	$1.07	$1.72	-38%

Consolidated revenue in the first quarter was down 23 percent, driven largely by an HDMC revenue decrease of 27 percent.

Consolidated operating income in the first quarter was down 39 percent, driven by a decline of 51 percent at HDMC, partially offset by an increase of 19 percent at HDFS. At the LiveWire segment, the operating loss improved by $9 million or 32 percent lower than the prior year’s loss. Consolidated operating income margin in the first quarter was 12 percent relative to 15 percent in the first quarter a year ago.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions	1st quarter
	2025	2024	Change
Motorcycle Shipments (thousands)	38.6	57.7	-33%
Revenue	$1,082	$1,476	-27%
Motorcycles	$864	$1,222	-29%
Parts & Accessories	$143	$166	-14%
Apparel	$57	$64	-11%
Licensing	$3	$9	-66%
Other	$14	$15	-10%
Gross Margin	29.1%	31.2%	-2.1 pts.
Operating Income	$116	$238	-51%
Operating Margin	10.8%	16.2%	-5.4 pts.

First quarter global motorcycle shipments decreased 33 percent, which was mostly expected but also reflects the softer than expected demand environment. Revenue was down 27 percent driven primarily by the planned decrease in wholesale shipments and unfavorable foreign currency, partially offset by favorable mix and favorable global pricing and net incentives. Parts & Accessories revenue was down 14 percent and Apparel revenue was down 11 percent, due to lower customer traffic at dealer stores.

First quarter gross margin was down 2.1 points due to the negative impact of lower volume on operating leverage, partially offset by favorable pricing. First quarter operating income margin was down 5.4 points due to the factors above, while operating expense was $24 million lower than a year ago.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	1st quarter
	2025	2024	Change
North America	20.9	27.5	-24%
EMEA	5.2	5.3	-2%
Asia Pacific	4.4	6.0	-28%
Latin America	0.6	0.6	-6%
Worldwide Total	31.0	39.4	-21%

Global retail motorcycle sales in the first quarter were down 21 percent versus the prior year, reflecting weak demand due to a high interest rate environment and an uncertain economic outlook, which has led to unfavorable consumer confidence. North America retail performance was down 24 percent, while EMEA retail performance was down 2 percent.

APAC retail performance was down 28 percent, with significant weakness in China and Japan. Latin America experienced modest declines in both Mexico and Brazil.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	1st quarter
	2025	2024	Change
Revenue	$245	$249	-2%
Operating Income	$64	$54	19%

HDFS’ operating income increased by $10 million in the first quarter or 19 percent. This was due to a lower provision for credit losses and lower operating expenses relative to a year ago, as financing receivables declined modestly. Interest expense in the first quarter was largely flat relative to a year ago. Total quarter ending financing receivables were $7.4 billion, which was down 6 percent versus prior year, due to a decrease in retail loan receivables and commercial finance receivables.

LiveWire – Results

$ in millions	1st quarter
	2025	2024	Change
Electric Motorcycle Unit Sales	33	117	-72%
Revenue	$3	$5	-42%
Operating Loss	($20)	($29)	32%

LiveWire revenue for the first quarter decreased by 42 percent. The revenue decline was due to lower electric motorcycle unit sales and lower STACYC electric bike sales. LiveWire’s operating loss of $20 million in the first quarter includes a $7.3 million reduction in selling, administrative and engineering expense from cost reduction activities taken in 2024.

Harley-Davidson, Inc. Other Results – First Quarter 2025
•Generated $142 million of cash from operating activities
•Effective tax rate was 27 percent
•Paid cash dividends of $23 million
•Repurchased $87 million of shares (3.4 million shares) on a discretionary basis
•Cash and cash equivalents of $1.9 billion at the end of the quarter

2025 Financial Outlook
Due to the uncertain global tariff situation and macroeconomic conditions, we are withdrawing our full year 2025 financial outlook from February 5, 2025.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CDT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CDT.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “projects,” “may,” “will,” “estimates,” “targets,” “intends,” "forecasts," “seeks,” "sees," “should,” “feels,” "commits," "assumes," "envisions," or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company’s ability to: (a) execute its business plans and strategies, including without limitation the Hardwire strategic plan, each of the pillars, and the evolution of LiveWire as a standalone brand; (b) manage supply chain and logistics issues, including without limitation quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine, or natural disasters and longer shipping times and increased logistics costs; (c) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products domestically and internationally, and the cost of raw materials and components, including tariffs recently imposed or that may be imposed by the U.S. on foreign goods or rebalancing or other tariffs recently imposed or that may be imposed by foreign countries on U.S. goods; (d) accurately analyze, predict and react to changing market conditions, interest rates, and geopolitical environments, and successfully adjust to shifting global consumer needs and interests; (e) accurately predict the margins of its segments in light of, among other things, tariffs, rebalancing trade measures, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (f) maintain and enhance the value of the Harley-Davidson brand, including detecting and mitigating or remediating the impact of activist collective actions, such as calls for boycotts and other brand-damaging behaviors that could harm the Company's brand or business; (g) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (h) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (i) successfully carry out its global manufacturing and assembly operations; (j) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (k) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (l) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (m) prevent, detect and remediate any issues with its motorcycles, or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (n) successfully manage and reduce costs throughout the business; (o) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods, including the Company's dealer footprint, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (p) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) the demand for and consumer willingness to adopt two- and three-wheeled electric vehicles; and (iii) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s most recent Annual Report on Form 10-K; (q) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (r) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (s) successfully maintain or achieve a manner in which to sell motorcycles in Europe,

China, and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (t) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (u) retain and attract talented employees and leadership, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (v) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (w) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (x) prevent a ransomware attack or cybersecurity incidents and data privacy breaches and respond to related evolving regulatory requirements; (y) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (z) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (aa) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (bb) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (cc) manage its exposure to product liability claims in a manner that avoids or successfully mitigates the impact of substantial jury verdicts, including the successful resolution or appeal of the verdict in the product lawsuit against the Company in which, in August 2024, a jury awarded approximately $288 million in damages to the plaintiffs, which was subsequently reduced to $81 million, and manage exposure in commercial or contractual disputes; (dd) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (ee) manage risks related to outsourced functions and use of artificial intelligence; (ff) achieve anticipated results with respect to the Company's preowned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; and (gg) optimize capital allocation in light of the Company's capital allocation priorities; (hh) manage impacts of activist shareholders or activist campaigns; (ii) manage the Company’s share repurchase strategy; and (jj) manage issues related to climate change and related regulations.
The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.
HDFS' retail credit losses have normalized in recent quarters to higher levels after a period of historically low levels of credit losses. Further, the Company believes that HDFS's retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions, including the impact of inflation and HDFS's efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, HDFS’s efforts to adjust underwriting criteria based on market and economic conditions and the actions that the Company has taken and could take that impact motorcycle values may impact HDFS's retail credit losses.
The Company's operations, demand for its products, and its liquidity could be adversely impacted by tariff impacts, inflation, work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to Risk Factors under Item 1.A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002

### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31, 2025	March 31, 2024
HDMC Revenue	$1,081,505	$1,476,106
Gross profit	315,244	461,070
Selling, administrative and engineering expense	198,972	222,625
Operating income from HDMC	116,272	238,445

LiveWire revenue	2,743	4,704
Gross loss	(1,781)	(3,941)
Selling, administrative and engineering expense	18,028	25,300
Operating loss from LiveWire	(19,809)	(29,241)

HDFS revenue	244,961	248,797
HDFS expense	180,925	194,922
Operating income from HDFS	64,036	53,875

Operating income	160,499	263,079
Other income, net	16,273	20,564
Investment income	8,941	14,404
Interest expense	(7,686)	(7,679)
Income before income taxes	178,027	290,368
Income tax provision	47,230	58,135
Net income	$130,797	$232,233
Less: Loss attributable to noncontrolling interests	2,307	2,708
Net income attributable to Harley-Davidson, Inc.	$133,104	$234,941

Earnings per share:
Basic	$1.07	$1.73
Diluted	$1.07	$1.72

Weighted-average shares:
Basic	123,947	136,109
Diluted	124,724	136,921

Cash dividends per share:	$0.1800	$0.1725
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 31, 2025	December 31, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,931,175	$1,589,608	$1,464,614
Accounts receivable, net	313,334	234,315	305,991
Finance receivables, net	2,286,672	2,031,496	2,523,250
Inventories, net	712,312	745,793	779,575
Restricted cash	150,132	135,661	129,745
Other current assets	253,687	259,764	182,730
	5,647,312	4,996,637	5,385,905
Finance receivables, net	5,112,935	5,256,798	5,382,772
Other long-term assets	1,622,134	1,628,144	1,566,243
	$12,382,381	$11,881,579	$12,334,920
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,105,802	$892,678	$1,030,320
Short-term deposits, net	178,376	173,099	240,445
Short-term debt	498,500	640,204	938,719
Current portion of long-term debt, net	1,839,100	1,851,513	1,281,840
	3,621,778	3,557,494	3,491,324
Long-term debt, net	4,963,261	4,468,665	4,988,891
Other long-term liabilities	623,652	696,920	518,619

Shareholders’ equity	3,173,690	3,158,500	3,336,086
	$12,382,381	$11,881,579	$12,334,920

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2025	March 31, 2024
Net cash provided by operating activities	$141,534	$103,997

Cash flows from investing activities:
Capital expenditures	(29,973)	(46,356)
Finance receivables, net	91,197	(65,855)
Other investing activities	171	(289)
Net cash provided (used) by investing activities	61,395	(112,500)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	647,088	—
Repayments of securitization debt	(292,671)	(234,178)
Net (decrease) increase in unsecured commercial paper	(140,778)	58,794
Borrowings of asset-backed commercial paper	155,000	334,561
Repayments of asset-backed commercial paper	(65,004)	(46,154)
Net decrease in deposits	(37,439)	(6,758)
Dividends paid	(22,921)	(24,385)
Repurchase of common stock	(93,095)	(107,812)
Other financing activities	5	7
Net cash provided (used) by financing activities	150,185	(25,925)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,299	(7,020)
Net increase (decrease) in cash, cash equivalents and restricted cash	$356,413	$(41,448)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,740,854	$1,648,811
Net increase (decrease) in cash, cash equivalents and restricted cash	356,413	(41,448)
Cash, cash equivalents and restricted cash, end of period	$2,097,267	$1,607,363

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,931,175	$1,464,614
Restricted cash	150,132	129,745
Restricted cash included in Other long-term assets	15,960	13,004
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$2,097,267	$1,607,363

HDMC Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 31, 2025	March 31, 2024
HDMC REVENUE (in thousands)
Motorcycles	$863,863	$1,221,540
Parts & Accessories	143,433	166,193
Apparel	57,322	64,112
Licensing	3,058	8,930
Other	13,829	15,331
	$1,081,505	$1,476,106

HDMC U.S. MOTORCYCLE SHIPMENTS	24,865	41,577

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	23,678	35,356
Cruiser	11,860	15,691
Sport and Lightweight	2,108	4,963
Adventure Touring	955	1,662
	38,601	57,672
(a)Includes Trike

LiveWire Motorcycle Shipments	33	117

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the first quarter of 2024 to the first quarter of 2025 were as follows (in millions):

Three months ended
2024 gross profit	$461
Volume	(140)
Price and sales incentives	23
Foreign currency exchange rates and hedging	—
Shipment mix	12
Raw material prices	(1)
Manufacturing and other costs	(40)
(146)
2025 gross profit	$315

HDFS Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended
	March 31, 2025	March 31, 2024
Balance, beginning of period	$401,183	$381,966
Provision for credit losses	53,334	61,010
Charge-offs, net of recoveries	(61,339)	(62,615)
Balances, end of period	$393,178	$380,361

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended
	March 31, 2025	March 31, 2024
United States	19,207	25,726
Canada	1,685	1,760
Total North America	20,892	27,486
EMEA	5,175	5,264
Asia Pacific	4,362	6,034
Latin America	581	621
Total worldwide retail sales	31,010	39,405
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.